Exhibit 99.1

SUMMARY CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary audited and unaudited historical financial and other data for J.Crew for the periods indicated.  See “Presentation of Financial Information” for a discussion on the presentation of the financial information included in the tables that follow.

We derived the summary historical financial data (i) as of January 28, 2017 and January 30, 2016, and for the 52-week periods ended January 28, 2017, January 30, 2016 and January 31, 2015 from our audited consolidated financial statements for the 52-week periods ended January 28, 2017, January 30, 2016 and January 31, 2015, which are included in the Annual Report incorporated by reference into this Offering Memorandum; and (ii) as of April 29, 2017 and April 30, 2016 and for the thirteen week periods ended April 29, 2017, and April 30, 2016 from our unaudited condensed consolidated financial statements for the thirteen week periods  ended April 29, 2017 and April 30, 2016, which are included in the Quarterly Report incorporated by reference into this Offering Memorandum.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein.  The results of operations for the thirteen week period ended April 29, 2017 may not be indicative of the results of operations to be expected for the full fiscal year.

Our summary condensed consolidated historical financial and other data for the fifty-two weeks ended April 29, 2017 have been derived by adding the financial data from our audited consolidated financial statements for the 52-week period ended January 28, 2017 to the financial data from our unaudited interim condensed consolidated financial statements for the thirteen week period ended April 29, 2017 and subtracting the financial data from our unaudited interim condensed consolidated financial statements for the thirteen week period ended April 30, 2016. Operating results for the thirteen week and fifty-two week periods are not necessarily indicative of results for a full fiscal year, or any other periods.

Our historical results are not necessarily indicative of future operating results.  This information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto, in each case included in the Annual Report and the Quarterly Report incorporated by reference into this Offering Memorandum.

The as adjusted and pro forma data set forth have been prepared to give effect to, among other adjustments described below, the Exchange Offer, the Recapitalization and, in certain cases, the Term Loan Amendment and the related Term Loan Transactions, as if they occurred on May 1, 2016 in the case of income statement data and April 29, 2017 in the case of balance sheet data.  The Recapitalization is expected to occur in connection with the Settlement of the Exchange Offer.  The Recapitalization is conditioned upon the completion of the Exchange Offer.  The Exchange Offer and the Recapitalization are not conditioned on the Term Loan Amendment and the related Term Loan Transactions. Our as adjusted and pro forma credit statistics may not be comparable to those from prior periods.

	Year Ended			Thirteen Weeks Ended		Fifty-Two Weeks Ended
(in thousands, unless otherwise indicated)	January 28, 2017	January 30, 2016	January 31, 2015	April 29, 2017	April 30, 2016	April 29, 2017

Income Statement Data:
Total revenues	$2,425,462	$2,505,827	$2,579,695	$531,966	$567,499	$2,389,929
Cost of goods sold, including buying and occupancy costs	1,550,185	1,610,256	1,608,777	343,729	362,545	1,531,369
Gross profit	875,277	895,571	970,918	188,237	204,954	858,560
Selling, general and administrative expenses	818,546	834,137	845,953	210,423	192,235	836,734
Impairment losses	7,752	1,381,642	709,985	131,157	5,396	133,513
Income (loss) from operations	48,979	(1,320,208)	(585,020)	(153,343)	7,323	(111,687)
Interest expense, net	79,359	69,801	74,352	20,436	18,215	81,580
Loss on refinancings	435	–	58,960	–	–	435
Benefit for income taxes	(7,301)	(147,333)	(60,559)	(50,484)	(2,851)	(54,934)
Net loss	$(23,514)	$(1,242,676)	$(657,773)	$(123,295)	$(8,041)	$(138,768)

	Year Ended			Thirteen Weeks Ended		Fifty-Two Weeks Ended
Cash Flows:	January 28, 2017	January 30, 2016	January 31, 2015	April 29, 2017	April 30, 2016	April 29, 2017
Net cash (used in) provided by operating activities	$137,833	$135,553	$158,118	$(11,281)	$(10,624)	$137,176
Net cash used in investing activities	$(80,140)	$(103,657)	$(132,691)	$(8,317)	$(19,056)	$(69,401)
Net cash used in financing activities	$(12,852)	$(53,984)	$(69,492)	$(7,835)	$(3,918)	$(16,769)
Selected Operating and Other Data:
Revenues:
J.Crew	$2,018,052	$2,146,710	$2,295,109	$428,500	$480,756	$1,965,796
Madewell	341,570	300,982	245,340	84,680	72,463	353,787
Other	65,840	58,135	39,246	18,786	14,280	70,346
Total revenues	$2,425,462	$2,505,827	$2,579,695	$531,966	$567,499	$2,389,929
Decrease in comparable company sales	(6.7)%	(8.2)%	(0.7)%	(9.0)%	(6.5)%	(7.2)%
J.Crew:
Sales per gross square foot	$493	$540	$618	$96	$113	$477
Stores open at end of period	462	448	419	457	451	457
Madewell:
Sales per gross square foot	$756	$746	$747	$181	$164	$771
Stores open at end of period	113	103	85	116	106	116
Adjusted EBITDA(a)(in millions)	$188.5	$203.4	$255.2	$26.6	$45.4	$169.7
Capital expenditures:
J.Crew new stores	$23,180	$32,389	$43,388	$717	$4,800	$19,097
Madewell new stores	9,016	14,286	14,938	2,873	2,986	8,903
Other	47,944	56,982	69,548	4,727	11,270	41,401
Total capital expenditures	$80,140	$103,657	$127,874	$8,317	$19,056	$69,401

Depreciation of property and equipment	$109,503	$103,966	$93,458	$25,163	$26,210	$108,456
Amortization of intangible assets	$10,540	$15,559	$15,944	$2,288	$3,024	$9,804

Pro Forma Data:					As of and for the Fifty-Two Weeks Ended April 29, 2017
					As Adjusted(b)	As Further Adjusted(c)
Parent Group:
Total debt(d)					$ 1,785,815	$ 1,762,815
Interest expense(e)					117,828	131,086
Ratio of total debt to Adjusted EBITDA(a)					10.5x	10.4x
Total debt plus liquidation preference of preferred stock(d)					$ 2,076,315	$ 2,053,315
Interest expense plus preferred stock dividends(e)					138,163	151,421
New Notes Co-Issuers:
Total debt (New Notes)(d)					$ 237,500	$ 334,500
Interest expense (New Notes)(e)					30,875	43,485
License Fees per annum					42,500	59,000

	As of			As of
	January 28, 2017	January 30, 2016(f)	January 31, 2015(f)(g)	April 29, 2017	April 30, 2016
Balance Sheet Data:
Cash and cash equivalents	$132,226	$87,812	$111,097	$104,568	$54,690
Working capital	$105,715	$91,685	$115,348	$73,591	$91,383
Total assets	$1,432,710	$1,499,976	$2,912,824	$1,282,261	$1,477,271
Total debt, net(h)	$1,377,934	$1,429,775	$1,417,833	$1,398,838	$1,460,060
Stockholders’ equity (deficit)	$(786,211)	$(768,987)	$516,024	$(907,027)	$(776,676)

(a)

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income before income taxes, interest expense, net and depreciation and amortization (EBITDA), adjusted for the other items described in the notes below. We present Adjusted EBITDA in this Offering Memorandum because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our computation of Adjusted EBITDA may vary from others’ in our industry. Adjusted EBITDA should not be considered an alternative to income from operations or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;
•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	excludes income tax payments that represent a reduction in cash available to us;
•	does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;
•	does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•	does not reflect adjustments for all non-cash income or expense items that are reflected in our statements of cash flows.

Adjusted EBITDA is calculated by adjusting net income for the items summarized in the table below. Such supplemental adjustments may not be in accordance with the current practice of the Commission or with regulations adopted by the Commission. Accordingly, while our management believes that this measure provides useful information to investors, Adjusted EBITDA may be presented differently or not at all in any filings we may make with the Commission. See “Non-GAAP Financial Measures.” The following table is a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

Adjusted EBITDA does not reflect the impact of the annual License Fees, as the license expense recorded by OpCo and the license income recorded by IPCo eliminate in consolidation.

	Year Ended			Thirteen Weeks Ended		Fifty-Two Weeks Ended
(Dollars in millions)	January 28, 2017	January 30, 2016	January 31, 2015	April 29, 2017	April 30, 2016	April 29, 2017

Net loss	$(23.5)	$(1,242.7)	$(657.8)	$(123.3)	$(8.0)	$(138.8)
Benefit for income taxes	(7.3)	(147.3)	(60.6)	(50.5)	(2.9)	(54.9)
Interest expense (including the loss on refinancings)	79.8	69.8	133.3	20.4	18.2	82.0
Depreciation and amortization (including intangible assets)	120.0	119.5	109.4	27.5	29.3	118.2
EBITDA	$169.0	$(1,200.7)	$(475.7)	$(125.9)	$36.6	$6.5
Impairment losses	7.8	1,381.6	710.0	131.2	5.4	133.6
Charges related to a workforce reduction	–	4.8	–	10.7	–	10.7
Sponsor monitoring fees	10.0	10.3	10.4	2.4	2.6	9.8
Transformation costs	–	–	–	5.6	–	5.6
Debt transaction costs	–	–	–	2.5	–	2.5
Share-based compensation	1.0	2.6	6.0	0.2	0.4	0.8
Amortization of lease commitments	0.7	4.8	4.5	(0.1)	0.4	0.2
Adjusted EBITDA	$188.5	$203.4	$255.2	$26.6	$45.4	$169.7

(b)

As adjusted to give effect to (i) the completion of the Exchange Offer and the resulting issuance of the New Notes and the New Equity Securities (including the Early Tender Payment) to tendering holders of the Old Notes, assuming that 95% of the Old Notes are validly tendered in the Exchange Offer prior to the Early Deadline, and (ii) the Recapitalization, including the issuance of the New Series B Preferred Stock.

(c)

As further adjusted to give effect to the Term Loan Transactions, assuming approval of the Term Loan Amendment, including (i) the repurchase of $150 million principal amount of term loans under the Term Loan Agreement, which would be financed with $30 million principal amount (resulting in $29.4 million of net cash proceeds) of the New Term Loan Borrowings, $97 million principal amount of New Notes (resulting in $94.1 million of net cash proceeds) issued through the Concurrent Private Placement, with the remaining $26.5 million financed with existing cash resources. For a description of as adjusted and as further adjusted total debt, and liquidation preference of preferred stock, see “Capitalization.” The Old Notes surrendered in connection with the Exchange Offer will not be cancelled and will continue to be held by BrandCo, subject to the terms of the New Notes Indenture. Because such Old Notes would represent an intercompany obligation between Parent Group companies, they are eliminated in consolidation and are not set forth as outstanding in the table above.

(d)	For a description of as adjusted and as further adjusted total debt and liquidation preference of preferred stock, see “Capitalization.”
(e)

As adjusted and as further adjusted interest expense (and preferred stock dividends) assumes all repayments were made and new debt (or preferred stock) incurred as of the beginning of the fifty-two-week period. Preferred stock dividends include both cash dividends and paid-in-kind dividends.

(f)

In Fiscal 2016, we adopted an accounting standard that requires certain deferred financing costs related to a recognized debt liability to be presented in the balance sheet as a reduction of the carrying amount of that debt liability.  Certain prior year amounts have been reclassified to conform to the current year’s presentation; specifically, long-term assets were reduced by $16,301, $19,509, $38,180 and $47,125, respectively, which resulted in corresponding reductions to long-term liabilities on our consolidated balance sheets as of the dates indicated.

(g)

In Fiscal 2015, we adopted an accounting standard that requires deferred taxes be presented as noncurrent on the balance sheet.  Certain prior year amounts have been reclassified to conform to the current year’s presentation; specifically, current assets were reduced by $19,280, $11,831, and $14,686, respectively, which resulted in corresponding reductions to long-term liabilities on our consolidated balance sheets as of the dates indicated.

(h)	Total debt, net, equals our debt, measured in accordance with GAAP, minus cash and cash equivalents.

CAPITALIZATION

The following table sets forth the Parent Group’s cash and cash equivalents and capitalization as of April 29, 2017:

•	on an actual basis,
•

as adjusted  to give effect to (i) the completion of the Exchange Offer and resulting issuance of the New Notes and the New Equity Securities (including the Early Tender Payment) to tendering holders of the Old Notes, assuming that 95% of the Old Notes are validly tendered in the Exchange Offer prior to the Early Deadline, and (ii) the Recapitalization, including the issuance of the New Series B Preferred Stock; and

•

as further adjusted to give effect to the Term Loan Transactions, assuming approval of the Term Loan Amendment, including (i) the repurchase of $150 million principal amount of term loans under the Term Loan Agreement, (ii) the New Term Loan Borrowing and (iii) the issuance of $97 million principal amount of New Notes in the Concurrent Private Placement.

The following table should be read in conjunction with (i) the “Summary—Summary Condensed Consolidated Financial and Other Data” included herein and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto included in our Annual Report and Quarterly Report and incorporated by reference into this Offering Memorandum.

	As of April 29, 2017
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Cash and cash equivalents of Group(1)	$104.6	$79.2	$52.7
Total debt of Parent Group:
Old Notes Issuer
Old Notes(2) (3)	$566.5	$28.3	$28.3
Group
ABL Facility(4)(5)(6)	—	—	—
Existing Term Loan Facility(5)(6)	1,520.0	1,520.0	1,370.0
New Term Loan Borrowing(5)(6)	—	—	30.0
Total Senior Credit Facilities Debt	1,520.0	1,520.0	1,400.0
New Notes Co-Issuers
New Notes offered hereby (up to $250.0 million)(7)	—	237.5	237.5
Notes issued in Concurrent Private Placement(5)(6)	—	—	97.0
Total debt capitalization(7)	2,086.5	1,785.8	1,762.8
Liquidation preference of Parent preferred stock:
New Series A Preferred Stock offered hereby (up to $190.0 million in liquidation preference)	—	180.5	180.5
New Series B Preferred Stock	—	110.0	110.0
Total liquidation preference of preferred stock	—	290.5	290.5
Total debt and liquidation preference of preferred stock(7)	$2,086.5	$2,076.3	$2,053.3

________________

(1)

As adjusted and as further adjusted amounts reflect estimated fees and expenses in connection with the Exchange Offer, the Recapitalization and the Term Loan Transactions, in each case, of approximately $30 million, of which $4.6 million was paid as of April 29, 2017.

(2)

While the capitalization table is presented as of April 29, 2017, the interest payment due May 1, 2017 of $23.1 million, which was paid in kind, was included in the balance of the Old Notes. If 100% of the Old Notes are validly tendered in the Exchange Offer prior to the Early Deadline, the principal amount of Old Notes outstanding on both an as adjusted basis and an as further adjusted basis will be $0.
(3)

The Old Notes surrendered in connection with the Exchange Offer will not be cancelled and will continue to be held by BrandCo, subject to the terms of the New Notes Indenture. Because such Old Notes would represent an intercompany obligation between Parent Group companies, they are eliminated in consolidation and are not set forth as outstanding in the table above.

(4)

As of April 29, 2017, there were no outstanding borrowings under the ABL Facility, with excess availability of approximately $330.0 million.  See “Description of Certain Other Indebtedness—ABL Facility.”

(5)

As further adjusted to give effect to the Term Loan Transactions, assuming approval of the Term Loan Amendment, including (i) the repurchase of $150 million principal amount of term loans under the Term Loan Agreement, which would be financed with $30 million principal amount (resulting in $29.4 million of net cash proceeds) of the New Term Loan Borrowings, $97 million principal amount of New Notes (resulting in $94.1 million of net cash proceeds) issued through the Concurrent Private Placement, with the remaining $26.5 million financed with existing cash resources.

(6)	Reflects principal amounts only.
(7)

If 100% of the Old Notes are validly tendered in the Exchange Offer prior to the Early Deadline, the aggregate amount of New Notes offered hereby would be $250.0 million on both an as adjusted basis and an as further adjusted basis, the total debt capitalization would be $1,770 million on an as adjusted basis and $1,747.0 million on an as further adjusted basis and the total debt and liquidation preference of preferred stock would be $2,070.0 million on an as adjusted basis and $2,047.0 million on an as further adjusted basis.